Exhibit 23.1


Consent of Independent Certified Public Accountants



Henry Schein, Inc.
Melville, New York

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 23, 1996, relating to the consolidated financial statements of Henry Schein, Inc. and Subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 30, 1995. We also consent to the incorporation by reference of our report on the financial statement schedule appearing in the Company's Annual Report on Form 10-K.


BDO Seidman, LLP

New York, New York
June 6, 1996